KPMG LLP

Chartered Accountants                              Telephone      (416) 228-7000
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North York ON M2P 2H3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
YM BioSciences Inc.

We consent to the use of our report dated August 18, 2004, except as to notes 2 and 12 which are as of November 30, 2004, with respect to the consolidated balance sheets of YM BioSciences Inc. as at June 30, 2004 and 2003 and the related consolidated statements of operations and deficit and cash flows for the years ended June 30, 2004, 2003 and 2002 and for the period from August 17, 1994 to June 30, 2004, included in the registration statement on the post-effective amendment No. 1 to Form F-1/A of YM BioSciences Inc. and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated August 18, 2004, except as to notes 2 and 12 which are as of November 30, 2004 contains emphasis paragraphs that state that (i) the consolidated financial statements give retroactive effect to the change in accounting for employee stock compensation costs as described in note 2 to the consolidated financial statements, and (ii) Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 10 to the accompanying consolidated financial statements.

/s/ KPMG LLP

Chartered Accountants

Toronto, Canada
June 29, 2005